Exhibit 99.1

BancTrust Financial Group, Inc. Reports Fourth Quarter and Fiscal 2011 Results

MOBILE, Ala.--(BUSINESS WIRE)--January 31, 2012--BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported its financial results for the fourth quarter and year ended December 31, 2011. Fourth quarter net loss before the preferred dividend was $195,000 in 2011 compared with net income of $974,000 for the fourth quarter of 2010. Net loss to common shareholders was $971,000, or $0.05 per diluted share, for the fourth quarter of 2011 compared with net income available to common shareholders of $207,000, or $0.01 per diluted share, for the fourth quarter of 2010. For the year ended December 31, 2011, BancTrust reported net income before the preferred dividend of $1.7 million compared to net income before the preferred dividend of $3.9 million in 2010. For 2011, BancTrust reported a net loss to common shareholders of $1.4 million, or $0.08 per diluted share compared with net income available to common shareholders of $842,000, or $0.05 per diluted share, in 2010.

“BancTrust reported growth in net interest income and net interest margin compared with the fourth quarter of last year, but recognized a loss for the quarter because of increases in the provision for loan losses and loss on sale of other real estate,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc.

“Our banking operations are sound and we continue to deliver solid service to our customers across our markets,” continued Mr. Lamar. “2011 was a challenging year. Nevertheless, we ended the year with strong regulatory capital levels and significant liquidity. Going forward, we will remain focused on addressing our elevated level of non-performing assets which are quantifiable and concentrated in certain markets.”

Mr. Lamar concluded, “We continue to be a valuable low-cost core deposit franchise, operating in attractive markets with significant economic activity.”

Fourth Quarter Results

Net interest revenue rose 3.3% to $15.5 million in the fourth quarter of 2011 compared with $15.0 million in the fourth quarter of 2010. The increase was primarily the result of an increase in net interest margin to 3.25% in the fourth quarter of 2011 compared with 3.04% reported in the fourth quarter of 2010. The growth in net interest margin was caused primarily by a lower cost of funds compared with the prior year.

Total loans were $1.29 billion at December 31, 2011, compared with $1.38 billion at December 31, 2010. The 6.6% decrease in loans was a result of soft loan demand in certain markets, the transfer of loans to other real estate and loan charge-offs since last year.

The provision for loan losses increased to $4.4 million in the fourth quarter of 2011 compared with $3.0 million in the fourth quarter of 2010, and was down from $6.0 million in the linked third quarter of 2011. The increase in the provision for loan losses since last year reflects the higher level of non-performing and potential problem loans in BancTrust’s portfolio.

Net charge-offs were $3.0 million for the fourth quarter of 2011 compared with $2.5 million in the fourth quarter of 2010. The allowance for loan losses was 3.44% of total loans at December 31, 2011, compared with 3.47% at December 31, 2010.

Loans that were 30 days or more past due and accruing interest were 1.33% of total loans at year-end 2011 compared with 0.94% at December 31, 2010. Non-performing loans were $109.2 million at December 31, 2011, compared with $103.1 million at December 31, 2010. Total non-performing assets were $193.6 million at December 31, 2011, compared to $185.5 million at December 31, 2010.

Total non-interest revenue was $5.2 million in the fourth quarter of 2011 compared with $5.3 million in the fourth quarter of 2010. The decline in non-interest revenue was due primarily to lower trust revenue, partially offset by an increase in securities gains. Service charges on deposit accounts in the fourth quarter of 2011 rose to their highest level of the year and benefited from increased NSF fee income.

Total non-interest expense rose 4.1% to $17.5 million in the fourth quarter of 2011 compared with the fourth quarter of 2010 primarily due to increased losses on other real estate owned (OREO). The increase in OREO costs was related to the loss on sale of OREO during the fourth quarter. Costs declined from the fourth quarter of 2010 in every other major expense category except for a slight increase in net occupancy expense. Net occupancy expenses were up $20,000 compared with the fourth quarter of 2010 due to costs associated with the Company’s move and consolidation into a new headquarters building during the fourth quarter of 2011.

2011 Results

BancTrust reported a net loss to common shareholders in 2011 of $1.4 million, or $0.08 per diluted common share, compared with net income available to common shareholders of $842,000, or $0.05 per diluted common share, for 2010.

Net interest income increased 3.0% to $62.2 million in 2011 compared with $60.4 million in 2010. The net interest margin was 3.22% in 2011 compared with 3.24% in 2010.

The 2011 provision for loan losses was $18.9 million compared with $12.3 million in the 2010 period. The increase in the provision since last year was primarily a response to a higher level of charge-offs in 2011 compared with 2010. Net charge-offs increased to $22.3 million in 2011 compared with $10.3 million in 2010. Non-performing assets totaled $193.6 million at December 31, 2011, compared with $185.5 million at December 31, 2010. These increases in the provision for loan losses, net charge-offs and non-performing assets are primarily attributable to the continued challenges in real estate markets.

Non-interest income was $20.4 million for both 2011 and 2010.

Non-interest expense declined to $62.8 million in 2011 compared with $63.7 million in 2010. The decline in non-interest expense benefited from reduced costs in every major expense category except for loss on other real estate. Loss on other real estate totaled $5.4 million in 2011 compared with $2.2 million in 2010. BancTrust made solid progress in reducing its non-interest costs during 2011, and this marks the third consecutive year of lower non-interest cost.

BancTrust was classified as ‘well-capitalized’ at year-end 2011. Total risk-based capital was 14.56% for the holding company and 15.96% for the bank compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 13.28% for the holding company and 14.68% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

BancTrust did not declare a dividend on its common stock for the fourth quarter of 2011. The focus remains on preserving its capital base while the economy remains soft and while it works to reduce non-performing assets. BancTrust will continue to evaluate the payment of common cash dividends in the future based on earnings, earnings outlook, capital and the state of the economy.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 41 bank offices in the southern two thirds of Alabama and nine bank offices in northwest Florida. BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. Our forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, Dodd-Frank Wall Street Reform and Consumer Protection Act and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2011	2011	2011	2011	2010	2011	2010

EARNINGS:
Interest revenue	$19,305	$20,213	$20,640	$20,362	$20,913	$80,520	$84,076
Interest expense	3,835	4,406	4,874	5,196	5,938	18,311	23,671

Net interest revenue	15,470	15,807	15,766	15,166	14,975	62,209	60,405

Provision for loan losses	4,350	6,000	5,000	3,500	3,000	18,850	12,300

Trust revenue	522	945	1,045	1,045	959	3,557	3,824
Service charges on deposit accounts	1,620	1,581	1,486	1,539	1,695	6,226	7,221
Securities gains	1,433	1,086	879	484	791	3,882	2,369
Other than temporary impairment loss	(150)	(50)	0	0	0	(200)	0
Other income, charges and fees	1,800	1,711	1,679	1,769	1,848	6,959	6,990
Total non-interest revenue	5,225	5,273	5,089	4,837	5,293	20,424	20,404

Salaries, pensions and other employee benefits	7,035	6,806	6,905	7,197	7,106	27,943	28,256
Net occupancy, furniture and equipment expense	2,553	2,429	2,288	2,398	2,533	9,668	10,104
Intangible amortization	237	292	292	292	493	1,113	2,195
Loss on other real estate, net	3,211	1,461	553	173	1,294	5,398	2,193
Loss (gain) on repossessed and other assets	(89)	(1)	(154)	(3)	33	(247)	298
FDIC insurance assessment	678	356	1,029	1,143	1,096	3,206	4,110
Other real estate carrying cost	457	438	407	554	456	1,856	1,975
Other non-interest expense	3,394	3,385	3,402	3,676	3,783	13,857	14,574
Total non-interest expense	17,476	15,166	14,722	15,430	16,794	62,794	63,705
Income (loss) before income taxes	(1,131)	(86)	1,133	1,073	474	989	4,804
Income tax expense (benefit)	(936)	(117)	327	53	(500)	(673)	929
Net income (loss)	(195)	31	806	1,020	974	1,662	3,875

Effective preferred stock dividend	776	774	771	769	767	3,090	3,033

Net income (loss) to common shareholders	($971)	($743)	$35	$251	$207	($1,428)	$842

Earnings per common share:

Basic	($0.05)	($0.04)	$0.00	$0.01	$0.01	($0.08)	$0.05
Diluted	(0.05)	(0.04)	0.00	0.01	0.01	(0.08)	0.05

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Book value per common share	$6.38	$6.76	$6.71	$6.49	$6.56	$6.38	$6.56

Common shares outstanding	17,954	17,954	17,953	17,936	17,640	17,954	17,640
Basic average common shares outstanding	17,954	17,953	17,949	17,754	17,640	17,903	17,639
Diluted average common shares outstanding	17,954	17,953	18,005	17,831	17,725	17,903	17,717

STATEMENT OF CONDITION:	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10	12/31/11	12/31/10
Cash and cash equivalents	$99,853	$126,761	$101,676	$127,610	$169,874	$99,853	$169,874
Securities available for sale	516,316	508,160	553,391	523,475	425,560	516,316	425,560
Loans and loans held for sale	1,292,626	1,307,376	1,323,149	1,356,284	1,383,285	1,292,626	1,383,285
Allowance for loan losses	(44,482)	(43,117)	(40,279)	(45,711)	(47,931)	(44,482)	(47,931)
Other intangible assets	3,519	3,755	4,048	4,340	4,632	3,519	4,632
Other real estate owned	84,387	89,883	87,539	85,293	82,419	84,387	82,419
Other assets	128,621	126,195	128,295	133,469	140,309	128,621	140,309
Total assets	$2,080,840	$2,119,013	$2,157,819	$2,184,760	$2,158,148	$2,080,840	$2,158,148

Deposits	$1,811,673	$1,842,843	$1,882,132	$1,891,068	$1,864,805	$1,811,673	$1,864,805
Short-term borrowings	20,000	20,000	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long-term debt	70,539	70,597	70,686	92,742	92,804	70,539	92,804
Other liabilities	15,384	15,702	16,115	16,301	16,609	15,384	16,609
Preferred stock	48,730	48,579	48,430	48,284	48,140	48,730	48,140
Common shareholders' equity	114,514	121,292	120,456	116,365	115,790	114,514	115,790
Total liabilities and shareholders' equity	$2,080,840	$2,119,013	$2,157,819	$2,184,760	$2,158,148	$2,080,840	$2,158,148

	Quarter Ended					Year Ended
	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10	12/31/11	12/31/10
AVERAGE BALANCES:
Total assets	$2,096,509	$2,123,774	$2,170,993	$2,168,945	$2,164,279	$2,139,812	$2,069,086
Earning assets	1,891,181	1,912,651	1,962,263	1,958,215	1,952,988	1,930,843	1,865,197
Loans	1,299,500	1,318,652	1,346,735	1,368,498	1,391,610	1,333,117	1,423,131
Deposits	1,822,445	1,848,136	1,876,819	1,875,862	1,866,572	1,855,648	1,772,594
Common shareholders' equity	120,271	120,934	118,592	115,586	119,953	118,864	118,982

PERFORMANCE RATIOS:

Return on average assets	-0.04%	0.01%	0.15%	0.19%	0.18%	0.08%	0.19%
Return on average common shareholders' equity	-3.20%	-2.44%	0.12%	0.88%	0.68%	-1.20%	0.71%
Net interest margin (tax equivalent)	3.25%	3.28%	3.23%	3.14%	3.04%	3.22%	3.24%

ASSET QUALITY:

Ratio of non-performing assets to total assets	9.30%	9.28%	9.04%	8.93%	8.60%	9.30%	8.60%
Ratio of allowance for loan losses to total loans, net of unearned income	3.44%	3.30%	3.04%	3.37%	3.47%	3.44%	3.47%
Net loans charged-off to average loans (annualized)	0.91%	0.95%	3.11%	1.70%	0.71%	1.67%	0.72%
Ratio of ending allowance to total non-performing loans	40.74%	40.42%	37.46%	41.59%	46.50%	40.74%	46.50%

CAPITAL RATIOS:

Average common shareholders' equity to average total assets	5.74%	5.69%	5.46%	5.33%	5.54%	5.55%	5.75%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CONTACT:
BancTrust Financial Group, Inc.
F. Michael Johnson, Chief Financial Officer, 251-431-7813